Exhibit 5.1

December 6, 2013

Corporate Resource Services, Inc.

160 Broadway, 13th Floor

New York, New York 10038

Re: Registration Statement on Form S-8 for The Corporate Resource Services, Inc. Employee Stock Purchase Plan; 3,000,000 shares of Common Stock of Corporate Resource Services, Inc., par value $0.0001 per share

Ladies and Gentlemen:

We have acted as special counsel to Corporate Resource Services, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8, filed on the date hereof by the Company (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of 3,000,000 shares (the “Shares”) of the Company’s common stock, par value $.0001 per share (the “Common Stock”), issuable pursuant to The Corporate Resource Services, Inc. Employee Stock Purchase Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials.

In rendering the opinion set forth below, we have also assumed that each award agreement setting forth the terms of each grant of awards under the Plan is consistent with the applicable Plan and has been or will be duly authorized and validly executed and delivered by the parties thereto, and that the consideration received by the Company for the Shares delivered pursuant to such Plan will be in an amount at least equal to the par value of such Shares.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance by the Company and, when the Registration Statement becomes effective under the Act and the Shares have been issued, delivered and paid for by the participants in accordance with the terms and conditions of the Plan and any applicable award agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Carter Ledyard & Milburn LLP
Carter Ledyard & Milburn LLP